UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 15, 2013

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to National CineMedia, Inc. 2007 Equity Incentive Plan

National CineMedia, Inc. (the “Company”) maintains the 2007 Equity Incentive Plan, as amended and restated and most recently approved by stockholders on April 26, 2011. Effective as of January 16, 2013, the Company amended the plan’s share counting provision to limit the types of shares available for reissuance under the plan. As amended, shares withheld or surrendered to pay an option exercise price or required tax withholding for equity awards are no longer available for reissuance under the plan.

Adoption of Share Ownership Guidelines

On January 16, 2013, the Company adopted the following share ownership guidelines for its executive officers and directors:

Minimum Share Ownership Level
CEO	Lesser of: 3 times base salary or 140,000 shares
Other executive officers	Lesser of: 1 times base salary or 20,000 shares
Board members	Lesser of: 3 times annual cash retainer or 8,000 shares

Each individual is expected to attain the minimum ownership level within five years of the effective date of the policy, or the individual’s date of appointment, if later. If the minimum ownership level is not timely attained, holding restrictions will apply. Upon vesting of equity awards, 50% of the individual’s shares that become vested will be subject to holding restrictions until the minimum ownership level is attained. Ownership levels are determined based on Company common stock owned by each individual, including shares of unvested timed-based restricted stock and in-the-money vested stock options.

Adoption of Clawback Policy

On January 16, 2013, the Company adopted a clawback policy that applies to incentive compensation earned by the Company’s executive officers. In summary, the policy provides that if the Board determines that an executive officer engaged in fraud or intentional misconduct that caused a material negative accounting restatement of the Company’s financial statements, the Board may require reimbursement or forfeiture of all or a portion of incentive compensation earned by the executive officer for the period covered by the restatement. For this purpose, incentive compensation includes any annual or long-term cash bonus or any equity compensation award. In determining whether to require reimbursement or forfeiture, the Board shall take into account whether any incentive compensation earned with respect to the period covered by the restatement was based on the achievement of specified performance targets and, if so, whether the compensation would have been reduced had the financial results been properly reported at the time the applicable incentive compensation was determined.

2013 Restricted Stock Awards for Executive Officers

On January 15, 2013, the Compensation Committee of the Company’s Board of Directors granted restricted stock awards subject to performance-based vesting and restricted stock awards subject to time-based vesting to each of the Company’s executive officers other than Gary W. Ferrera. Mr. Ferrera previously provided notice of his intention to resign as Executive Vice President and Chief Financial Officer, effective March 1, 2013.

The table below includes the maximum number of shares of restricted stock scheduled to vest for these awards based on satisfaction of the vesting conditions for each executive officer:

Name and Position	Number of Shares Performance - Based Restricted Stock (1)	Number of Shares Time - Based Restricted Stock	Total Number of Shares Restricted Stock
Kurt C. Hall President, Chief Executive Officer and Chairman	96,710	32,237	128,947
Clifford E. Marks President of Sales and Marketing	92,349	30,783	123,132
Ralph E. Hardy Executive Vice President and General Counsel	25,115	8,372	33,487
Earl B. Weihe Executive Vice President and Chief Operations Officer	17,874	5,958	23,832

Executive Officers as a Group	232,048	77,350	309,398

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative Free Cash Flow target. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target, the executive will be issued additional shares for actual Free Cash Flow performance in excess of the target, but not to exceed 50% of the number of performance-based restricted stock shares listed above. The maximum number of additional shares that could be issued for each executive if actual cumulative Free Cash Flow exceeds the target is: Mr. Hall 48,355 shares, Mr. Marks 46,174 shares, Mr. Hardy 12,557 shares, Mr. Weihe 8,937 shares and the executive officers as a group 116,024 shares.

The performance-based restricted shares are scheduled to vest based upon achievement of at least 85% of the actual cumulative Free Cash Flow target at the end of the three-year measurement period, subject to continuous service. The performance-based restricted stock shares include the right to receive regular cash dividends, if and when the underlying shares vest. Below is a summary of how the number of vested shares of restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Award Vesting %	Free Cash Flow Target Actual%
100%	100%
50%	90%
25%	85%
None	<85%

If actual cumulative Free Cash Flow is between 85% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow.

The time-based restricted shares are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The time-based restricted stock shares include the right to receive regular cash dividends, if and when the underlying shares vest.

Upon vesting of the restricted stock awards described above, National CineMedia, LLC will issue common membership units to the Company equal to the number of shares of the Company’s common stock represented by such restricted stock shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: January 22, 2013	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

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